SIXTH AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This sixth amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of February 1, 2022, by and between DoubleLine ETF Trust and Foreside Fund Services, LLC (together, the “Parties”) is effective as of March 29, 2026.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Funds list; and

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.  Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.  Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.  Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.  This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

DOUBLELINE ETF TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ Ronald Redell	By:	/s/ Teresa Cowan
Name:	Ronald Redell	Name:	Teresa Cowan

Title:	Authorized Signer	Title:	President
Date:	February 20, 2026	Date:	February 20, 2026

EXHIBIT A

DoubleLine Opportunistic Core Bond ETF

DoubleLine Shiller CAPE® U.S. Equities ETF

DoubleLine Commercial Real Estate Debt ETF

DoubleLine Mortgage ETF

DoubleLine Commodity Strategy ETF

DoubleLine Fortune 500 Equal Weight ETF

DoubleLine Multi-Sector Income ETF

DoubleLine Asset-Backed Securities ETF

DoubleLine Securitized Credit ETF

DoubleLine Ultrashort Income ETF